Exhibit 4.1

MEMBER VOTING AND CONTROL AGREEMENT

between and among

CAIO, LLC, BURKE HOLDINGS LLC, WG BUCK WARFIELD, MIKE BEIGHEY,

MATT THOMAS, 317 LLC, H. PRESTON STOCKTON, JR. REVOCABLE TRUST,

KARL I. McLENDON, WILLIAM C. LIEDTKE III, ERIC C. GROW,

TULSA BREWING COMPANY LLC, and BT BREWERS LLC

Dated as of August 1, 2018

MEMBER VOTING AND CONTROL AGREEMENT

THIS MEMBER VOTING AND CONTROL AGREEMENT (“Agreement”) dated as of August 1, 2018, is entered into by and among CAIO, LLC, an Oklahoma limited liability company (“Caio”), BURKE HOLDINGS LLC, an Oklahoma limited liability company (“Burke”), WG BUCK WARFIELD, an individual (“Warfield”), MIKE BEIGHEY, an individual (“Beighey”), MATT THOMAS, an individual (“Thomas”), 317 LLC, an Oklahoma limited liability company (“317”), and H. PRESTON STOCKTON, JR. REVOCABLE TRUST, an Oklahoma revocable trust (“Stockton” and together with Caio, Burke, Warfield, Beighey, Thomas and 317, the “Control Members”): KARL I. McLENDON, an individual (“McLendon”), WILLIAM C. LIEDTKE III, an individual (“Liedtke”), ERIC C. GROW, an individual (“Grow” and collectively with McLendon and Liedtke, the “Additional Brewers Members”); TULSA BREWING COMPANY LLC, an Oklahoma limited liability company (“Tulsa”); and BT BREWERS LLC, an Oklahoma limited liability company (“Brewers”), with reference to the following facts: (Each party listed above is individually a “Party” and collectively are the “Parties.”)

RECITALS

A.	The Control Members own 100% of the limited liability company membership interest, equity and voting control in Tulsa.

B.	Tulsa own 100% of the limited liability company membership interest, equity and voting control in BT Concepts 71st Street LLC, an Oklahoma limited liability company (“71st”) and therefore, collectively, the Control Members beneficially own 100% of the limited liability company membership interest, equity and voting control in 71st

C.	Caio, Burke, Beighey, 317 and Stockton own 78% of the limited liability company membership interest, equity and voting control in Brewers.

D.	Brewers owns 40%, and collectively Warfield, Beighey and Thomas own 20%, of the limited liability company membership interest, equity and voting control in Bricktown Brewery Restaurants LLC, an Oklahoma limited liability company (“Bricktown”), and therefore, collectively, the Control Members beneficially own 51.2% of the limited liability company membership interest, equity and voting control in Bricktown.

E.	Tulsa has agreed to sell 100% of the limited liability company membership interest, equity and voting control in 71st to Bricktown after which 71st will become a wholly owned subsidiary of Bricktown.

F.	As an inducement to and a condition of the purchase of 71st by Bricktown, the Parties are entering into this Agreement.

G.	The Control Members, the Additional Brewers Members, Tulsa, and Brewers, deem it in their best interests and in the best interests of Bricktown and 71st to provide for the consistent and uniform management of the 71st and Bricktown and therefore desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in Bricktown.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in this Agreement, and subject to the terms and, conditions stated herein, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Incorporation of Recitals. The Parties to this Agreement hereby agree and acknowledge that all of the Recitals set forth hereinabove are true, complete and correct in every respect and hereby incorporate said Recitals into this Agreement by this reference.

1.2 Defined Terms. As used in this Agreement, in addition to those terms defined in the Recitals above, the following terms shall have the following respective meanings:

“Affiliate” or “Affiliates” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether by contract, through one or more intermediaries, or otherwise.

“Closing Date” means the closing date of the acquisition of 71st by Bricktown.

“Membership Interests” shall mean any limited liability company membership interest in Brewers, Tulsa, 71st or Bricktown owned by any Party hereto, whether certificated or not, and any rights, options or warrants to purchase or acquire limited liability company membership interest in Brewers, Tulsa, 71st or Bricktown.

“Person” means and includes natural persons, corporations, limited liability company, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Proxy” means James M. Burke

ARTICLE 2.

COMMON CONTROL

2.1 Appointment of Proxy for Tulsa.

(a)	Appointment of Proxy. Each of the Control Members hereby constitutes and appoints Proxy as their respective proxy, with full power of substitution, for and in their respective names and on their respective behalf, to vote any and all of their respective limited liability company membership interest in Tulsa with regard to any question, action, resolution, election or other matter presented to the members of Tulsa for vote or approval. Proxy shall vote said limited liability company membership interest in Tulsa in such manner and to such effect as he may determine in his sole and absolute discretion. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement shall remain in effect and shall terminate immediately and automatically only upon the earlier to occur of (a) Closing or (b) March 31, 2019. The proxy granted hereby is irrevocable and is coupled with an interest.

(b)	Acceptance of Proxy. Proxy hereby accepts his appointment as proxy of each of the Control Members, pursuant to Subsection 2.1(a) of this Agreement. Other than as specifically set forth herein, the Proxy shall have no other rights with respect to the limited liability company membership interest in Tulsa.

2.2 Appointment of Proxy for Brewers.

(a)	Appointment of Proxy. Each of Caio, Burke, Beighey, 317, Stockton and the Additional Brewers Members hereby constitutes and appoints Proxy as their respective proxy, with full power of substitution, for and in their respective names and on their respective behalf, to vote any and all of their respective limited liability company membership interest in Brewers with regard to any question, action, resolution, election or other matter presented to the members of Brewers for vote or approval. Proxy shall vote said limited liability company membership interest in Brewers in such manner and to such effect as he may determine in his sole and absolute discretion. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement shall remain in effect and shall terminate immediately and automatically only upon the earlier to occur of (a) Closing or (b) March 31, 2019. The proxy granted hereby is irrevocable and is coupled with an interest.

(b)	Acceptance of Proxy. Proxy hereby accepts his appointment as proxy of each of Caio, Burke, Beighey, 317, Stockton and the Additional Brewers Members, pursuant to Subsection 2.2(a) of this Agreement. Other than as specifically set forth herein, the Proxy shall have no other rights with respect to the limited liability company membership interest in Brewers.

2.3 Appointment of Proxy for Bricktown.

(a)	Appointment of Proxy. Each of Brewers, Warfield, Beighey and Thomas hereby constitutes and appoints Proxy as their respective proxy, with full power of substitution, for and in their respective names and on their respective behalf, to vote any and all of their respective limited liability company membership interest in Bricktown with regard to any question, action, resolution, election or other matter presented to the members of Bricktown for vote or approval. Proxy shall vote said limited liability company membership interest in Bricktown in such manner and to such effect as he may determine in his sole and absolute discretion. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement shall remain in effect and shall terminate immediately and automatically only upon the earlier to occur of (a) Closing or (b) March 31, 2019. The proxy granted hereby is irrevocable and is coupled with an interest.

(b)	Acceptance of Proxy. Proxy hereby accepts his appointment as proxy of each Brewers, Warfield, Beighey and Thomas, pursuant to Subsection 2.3(a) of this Agreement. Other than as specifically set forth herein, the Proxy shall have no other rights with respect to the limited liability company membership interest in Bricktown.

2.3 No Fee to Proxy. Proxy shall not be entitled to a fee with respect to his service as Proxy, but shall be entitled to reimbursement of any reasonable expense incurred in such service, to be borne pro-rata between the Control Members.

2.4 Successor Proxy. Upon the death or permanent incapacity of Proxy, Bradley L. Grow shall be appointed as successor Proxy upon his written acceptance of such appointment.

ARTICLE 3.

TRANSFERS OF MEMBERSHIP INTEREST

3.1 General Restriction. No Party shall sell, transfer, assign, pledge, convey, hypothecate or in any way alienate (“Transfer”) any limited liability company membership interest in any of Tulsa, Brewers or Bricktown during the term of this Agreement. -19.

ARTICLE 4.

MISCELLANEOUS

4.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid or (c) sent by nationally recognized overnight courier, in each instance addressed in care of the recipient at 14504 Hertz Quail Springs Parkway, Oklahoma City, OK 73134. Any such notice shall be deemed given when so delivered personally, or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested), or if by national courier, upon delivery at 14504 Hertz Quail Springs Parkway, Oklahoma City, OK 73134. Any Party, by notice given in accordance with this Section 8.1 to the other Parties, may designate another address or person for receipt of notices hereunder.

4.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the parties hereto and their respective successors and assigns. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Oklahoma applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction).

4.4 Binding Effect; No Assignment. Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties. Any such assignment or attempted assignment in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns and legal representatives.

4.5 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

4.6 Headings. The headings in the Agreement are for reference only, and shall not affect the interpretation of this Agreement.

4.7 Severability. If any portion of this Agreement shall be deemed unenforceable, the remaining portions shall be valid and enforceable.

4.8 Time of Essence. Time is of the essence for each and every provision of this Agreement.

4.9 Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, each of the Parties have entered into this Agreement as of the date first above written.

CAIO, LLC, an Oklahoma limited liability company

By:
Bradley L. Grow, Manager

BURKE HOLDINGS LLC, an Oklahoma limited liability company

By:
James M. Burke, Manager

WG BUCK WARFIELD, an individual

MIKE BEIGHEY, an individual

MATT THOMAS, an individual

317 LLC, an Oklahoma limited liability company

By:
JB Edwards, Manager

H. PRESTON STOCKTON, JR. REVOCABLE TRUST, an Oklahoma revocable trust

By:
Preston Stockton, Trustee

TULSA BREWING COMPANY LLC, an Oklahoma limited liability company

By:
James M. Burke, Manager

BT BREWERS LLC, an Oklahoma limited liability company

By:
James M. Burke, Manager

IN WITNESS WHEREOF, each of the Parties have entered into this Agreement as of the date first above written.

KARL I. McLENDON, an individual

WILLIAM C. LIEDTKE III, an individual

ERIC C. GROW, an individual

ACCEPTED:

JAMES M. BURKE, as Proxy